Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184351) pertaining to the Executive Share Option Plan, Long-Term Umbrella Incentive Plan, Non-Executive Directors Equity Incentive Plan, Executive Officer IPO Stock Option Grants and Non-Executive Director IPO Stock Option Grants of Luxfer Holdings PLC of our report dated March 31, 2014, with respect to the consolidated financial statements of Luxfer Holdings PLC  included in this Annual Report (Form 20-F) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Manchester, England

March 31, 2014